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WORLD MONITOR TRUST II--
SERIES E
MONTHLY REPORT/
JANUARY 25, 2002

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         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from December 29, 2001 to January 25, 2002 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of January 25, 2002 was $131.66, an increase of 3.27% from the December 28, 2001 value of $127.49.

The estimated net asset value per interest as of February 13, 2002 was $128.85. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.


          Sincerely yours,
          Eleanor L. Thomas

          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 29, 2001
  to January 25, 2002
Revenues:
Realized gain on commodity
  transactions.......................   $ 200,465
Change in unrealized commodity
  positions..........................     139,156
Interest income......................      12,458
                                        ---------
                                          352,079
                                        ---------
Expenses:
Commissions..........................      41,991
Management fees......................      13,990
Other transaction fees...............        (525)
Other expenses.......................       7,352
                                        ---------
                                           62,808
                                        ---------
Net gain.............................   $ 289,271
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from December 29, 2001
  to January 25, 2002

                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of period (67,524.218
  interests)................  $8,608,921   $127.49
Contributions...............     482,960
Net gain....................     289,271
Redemptions.................     (72,447)
                              ----------
Net asset value at end of
  period (70,703.427
  interests)................  $9,308,705    131.66
                              ----------
                              ----------   -------
Change in net asset value per
  interest..............................   $  4.17
                                           -------
                                           -------
Percentage change.......................      3.27%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                            Chief Financial Officer